As filed with the Securities and Exchange Commission on February 14, 2001.
                                                      Registration No. 333-48314


================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                 AMENDMENT NO. 1

                                       TO


                                    FORM S-3

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                        EGAIN COMMUNICATIONS CORPORATION
             (Exact name of registrant as specified in its charter)

              Delaware                                   77-0466366
  (State or other jurisdiction of          (I.R.S. Employer Identification No.)
   incorporation or organization)

                              --------------------

                               455 W. Maude Avenue
                           Sunnyvale, California 94086
                                 (408) 212-3400
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                              --------------------

                                  ASHUTOSH ROY
                             Chief Executive Officer
                        eGAIN COMMUNICATIONS CORPORATION
                               455 W. Maude Avenue
                           Sunnyvale, California 94086
                                 (408) 212-3400
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                 With copies to:


                               STANLEY F. PIERSON
                             CHRISTINE K. TALARIDES
                             PILLSBURY WINTHROP LLP
                               2550 Hanover Street
                           Palo Alto, California 94304
                                 (650) 233-4500


                              --------------------

                APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE
                    TO THE PUBLIC: On a delayed or continuous
                           basis pursuant to Rule 415.

                              --------------------

      If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ___
      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ___
      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                                  --------------------

                                             CALCULATION OF REGISTRATION FEE

============================================================================================================================
                                                                   PROPOSED MAXIMUM    PROPOSED MAXIMUM
           TITLE OF EACH CLASS OF                AMOUNT TO BE     OFFERING PRICE PER      AGGREGATE          AMOUNT OF
        SECURITIES TO BE REGISTERED               REGISTERED             SHARE          OFFERING PRICE    REGISTRATION FEE
============================================================================================================================

Common stock, $.001 par value per share....        4,312,568 (1)    $ 6.125             $ 26,414,479       $ 6,974 (1)
                                                  18,060,802        $ 3.719(2)          $ 67,168,123(2)    $16,792
============================================================================================================================




(1) Pursuant to Rule 457, the filing fee with respect to these shares was previously calculated and paid in connection with the Registrant's initial filing on October 20, 2000.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) based upon the average of the high and low sale prices of eGain's common stock on the Nasdaq National Market on February 12, 2001.


                              --------------------

       THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.



================================================================================

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+                                                                              +
+     The information in this prospectus is not complete and may be            +
+     changed. The selling stockholders may not sell these securities until    +
+     the registration statement filed with the Securities and Exchange        +
+     Commission is effective. This prospectus is not an offer to sell         +
+     these securities and it is not soliciting an offer to buy these          +
+     securities in any state where the offer or sale is not permitted.        +
+                                                                              +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

PROSPECTUS



                                22,373,370 SHARES


                        EGAIN COMMUNICATIONS CORPORATION

                                  COMMON STOCK





      This prospectus relates to the resale from time to time of 22,373,370 shares of common stock held by the selling stockholders. The offering is not being underwritten.


      The shares being offered by the selling stockholders include:


      o 18,445,445 shares of common stock issued or issuable upon conversion of the 6.75% series A cumulative convertible preferred stock;


      o 3,826,322 shares of common stock issued or issuable upon the exercise of warrants issued in connection with the sale of the 6.75% series A cumulative convertible preferred stock; and


      o 101,603 shares of common stock issuable upon the exercise of warrants issued to the placement agent in connection with the private placement of the 6.75% series A cumulative convertible preferred stock and the related common stock purchase warrants.


      The selling stockholders may offer and sell their shares in transactions on the Nasdaq National Market, in negotiated transactions, or both. These sales may occur at fixed prices that are subject to change, at prices that are determined by prevailing market prices, or at negotiated prices.

      The selling stockholders may sell shares to or through broker-dealers, who may receive compensation in the form of discounts, concessions or commissions from the selling stockholders, the purchasers of the shares, or both. eGain will not receive any of the proceeds from the sale of the shares.


      eGain common stock is traded on the Nasdaq National Market under the symbol "EGAN." On February 12, 2001, the last reported sale price of eGain common stock reported on the Nasdaq National Market was $3.719 per share.


                                 ---------------

      INVESTING IN EGAIN COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY READ AND CONSIDER THE "RISK FACTORS" BEGINNING ON PAGE 3.

                                 ---------------

      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                                February 14, 2001

      We have not authorized anyone to provide you with information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. The selling stockholders are offering to sell, and seeking offers to buy, only the shares of common stock covered by this prospectus, and only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date, regardless of the time of delivery of this prospectus or of any sale of the shares.

      YOU SHOULD READ CAREFULLY THIS ENTIRE PROSPECTUS, AS WELL AS THE DOCUMENTS INCORPORATED BY REFERENCE IN THIS PROSPECTUS, BEFORE MAKING AN INVESTMENT DECISION. ALL REFERENCES TO "WE," "US," "OUR" OR "EGAIN" IN THIS PROSPECTUS MEAN EGAIN COMMUNICATIONS CORPORATION. AND ITS SUBSIDIARIES, EXCEPT WHERE IT IS MADE CLEAR THAT THE TERM MEANS ONLY THE PARENT COMPANY.


                           FORWARD-LOOKING STATEMENTS

      This prospectus contains forward-looking statements that involve risks and uncertainties. These statements relate to our future plans, objectives, expectations and intentions, and the assumptions underlying or relating to any of these statements. These statements may be identified by the use of words such as "expect," "anticipate," "intend," "plan" and "will" and similar expressions. Our results could differ materially from those discussed in these statements. Factors that could contribute to such differences include, but are not limited to, those discussed below under "Risk Factors," as well as those discussed elsewhere in this prospectus and in the documents incorporated herein by reference. These forward-looking statements speak only as of the date hereof.

                              --------------------


                                TABLE OF CONTENTS

                                                                            PAGE


The Company....................................................................3
Risk Factors...................................................................3
Use of Proceeds...............................................................14
Income Tax Considerations.....................................................14
Selling Stockholders..........................................................15
Plan Of Distribution..........................................................17
Legal Matters.................................................................18
Experts.......................................................................18
Where You Can Find More Information...........................................18
Documents Incorporated by Reference...........................................18

                                   THE COMPANY

      eGain provides a multi-channel, online customer communications platform designed to help companies meet the growing demands of Internet-based communications. eGain markets software products that enable online customers to communicate through each of the three main channels for online customer communications-email, real-time and self service. These applications operate on a platform that provides for shared work flow, routing, archiving, reporting and knowledge management capabilities across these different channels. In addition, eGain's platform integrates with leading call center systems, as well as other customer communications, database and ecommerce software applications, to provide comprehensive information about each customer while permitting companies to leverage existing investments in installed systems.

      eGain was incorporated in Delaware in September 1997. Our principal executive office is located at 455 W. Maude Avenue, Sunnyvale, California 94086, and our telephone number is (408) 212-3400.


                                  RISK FACTORS

      INVESTING IN EGAIN COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD READ AND CONSIDER CAREFULLY THE FOLLOWING FACTORS BEFORE MAKING AN INVESTMENT DECISION.

EGAIN EXPECTS CONTINUING LOSSES AND MAY NEVER ACHIEVE PROFITABILITY, WHICH IN TURN MAY HARM ITS FUTURE OPERATING PERFORMANCE AND MAY CAUSE THE MARKET PRICE OF EGAIN COMMON STOCK TO DECLINE


      eGain incurred net losses of approximately $56.0 million for the six months ended December 31, 2000. As of December 31, 2000, eGain had an accumulated deficit of approximately $136.7 million. eGain expects to continue to incur net losses for the foreseeable future. eGain does not know when or if it will become profitable. If eGain does not become profitable within the timeframe expected by financial analysts or investors, the market price of eGain common stock will likely decline. If eGain does achieve profitability, it may not sustain or increase profitability in the future.


EGAIN'S OPERATING EXPENSES MAY INCREASE AS EGAIN BUILDS ITS BUSINESS, AND THIS INCREASE MAY HARM ITS OPERATING RESULTS AND FINANCIAL CONDITION


      eGain has spent heavily on technology and infrastructure development. eGain expects to continue to spend substantial financial and other resources on developing and introducing product and service offerings. Accordingly, if eGain's revenue does not continue to increase, its business and operating results could suffer.


      eGain was incorporated in September 1997 and shipped its first product in September 1998. Because of this limited operating history and other factors, eGain's quarterly revenue and operating results are difficult to predict. In addition, due to the emerging nature of the ecommerce customer communications market and other factors, eGain's quarterly revenue and operating results may fluctuate from quarter to quarter. It is possible that eGain's operating results in some quarters will be below the expectations of financial analysts or investors. In this event, the market price of eGain common stock is likely to decline.

      A number of factors are likely to cause fluctuations in eGain's operating results, including, but not limited to, the following:

     o    the growth rate of ecommerce;

     o    demand for ecommerce customer communications applications;

     o eGain's ability to attract and retain customers and maintain customer satisfaction;

     o eGain's ability to upgrade, develop and maintain its systems and infrastructure;

     o    eGain's ability to develop new products and services;

     o the amount and timing of operating costs and capital expenditures relating to expansion of eGain's business and infrastructure;

     o    technical difficulties or system outages;

     o eGain's ability to attract and retain qualified personnel with software and Internet industry expertise, particularly sales and marketing personnel;

     o the announcement or introduction of new or enhanced products and services by eGain's competitors;

     o    changes in eGain's pricing policies and those of its competitors;

     o    litigation relating to proprietary rights;

     o    seasonal trends in technology purchases;

     o    timing of large contracts;


     o    integration of newly acquired businesses and technologies as planned;


     o changes in market conditions limiting eGain's ability to raise capital;

     o    general business conditions in the industry;

     o    failure to increase eGain's international sales; and

     o governmental regulation regarding the Internet and ecommerce in particular.

      eGain bases its expense levels in part on its expectations regarding future revenue levels. If eGain's revenue for a particular quarter is lower than it expects, it may be unable to proportionately reduce its operating expenses for that quarter. For example, eGain's hosting agreements are typically for a period of one year and automatically renew unless terminated by either party with 30 days' prior notice. In addition, some of eGain's hosting agreements give the customer the right to terminate the contract at any time. Period-to-period comparisons of eGain's operating results are not a good indication of its future performance.

EGAIN MUST COMPETE SUCCESSFULLY IN THE ECOMMERCE CUSTOMER COMMUNICATIONS MARKET


      The ecommerce customer communications market is relatively new, growing rapidly, and intensely competitive. There are no substantial barriers to entry in this market, and established or new entities may enter this market in the near future. eGain competes with companies that develop and maintain internally developed customer communications software applications. eGain also competes directly with companies that provide licensed software products to assist in handling customer communications, including AskJeeves, Inc., Broadbase Software, Inc., E.Piphany, Inc., Kana Communications, Inc., Primus Knowledge Solutions, Inc., and WebLine Communications Corp., a subsidiary of Cisco Systems, Inc. In addition, some of eGain's competitors who currently offer licensed software products are now beginning to offer hosted approaches. eGain also faces actual or potential competition from larger, front office software companies such as Clarify, Inc., a subsidiary of Nortel Networks Corp., PeopleSoft, Inc. and Siebel Systems, Inc. Furthermore, established enterprise software companies, including Hewlett-Packard Company, IBM, Microsoft Corporation and similar companies, may seek to leverage their existing relationships and capabilities to offer ecommerce customer communications applications.


EGAIN'S BUSINESS IS PREMISED ON A NOVEL BUSINESS MODEL THAT IS LARGELY UNTESTED

      eGain's business is premised on novel business assumptions that are largely untested. Customer communications historically have been conducted primarily in person or over the telephone. eGain's business model assumes that companies engaged in ecommerce will continue to elect to communicate with customers mainly through the Internet rather than by telephone. eGain's business model also assumes that many companies recognize the benefits of a hosted delivery model and will seek to have their customer communications applications hosted by eGain. If any of these assumptions is incorrect, eGain's business will be seriously harmed.

EGAIN MAY ENGAGE IN FUTURE ACQUISITIONS OR INVESTMENTS THAT COULD DILUTE EGAIN'S EXISTING STOCKHOLDERS, CAUSE EGAIN TO INCUR SIGNIFICANT EXPENSES OR HARM ITS BUSINESS


      eGain may review acquisition or investment prospects that might complement its current business or enhance its technological capabilities. Integrating any newly acquired businesses or their technologies or products may be expensive and time-consuming. To finance any acquisitions, it may be necessary for eGain to raise additional funds through public or private financings. Additional funds may not be available on terms that are favorable to eGain, if at all, and, in the case of equity financings, may result in dilution to eGain's existing stockholders. eGain may not be able to operate acquired businesses profitably or otherwise implement its growth strategy successfully. If eGain is unable to integrate newly acquired entities or technologies effectively, eGain's operating results could suffer. Future acquisitions by eGain could also result in large and immediate write-offs, incurrence of debt and contingent liabilities, or amortization of expenses related to goodwill and other intangibles, any of which could harm eGain's operating results.


EGAIN COULD INCUR ADDITIONAL NON-CASH CHARGES ASSOCIATED WITH STOCK-BASED COMPENSATION ARRANGEMENTS

      eGain's operating results may be impacted if it incurs significant non-cash charges associated with stock-based compensation arrangements with employees and non-employees. eGain has issued options to non-employees which are subject to various vesting schedules of up to 48 months. For deferred compensation purposes, non-employee options are required to be remeasured at each vesting date, which may require eGain to record additional non-cash accounting expenses. These expenses may result in eGain incurring net losses or increased net losses for a given period, and this could seriously harm eGain's operating results and common stock price.

IF EGAIN FAILS TO EXPAND ITS SALES ACTIVITIES, IT MAY BE UNABLE TO EXPAND ITS BUSINESS


      If eGain does not successfully expand its sales activities, eGain may not be able to expand its business, and eGain's common stock price could decline. The complexity of eGain's ecommerce customer communications platform and related products and services requires it to have highly trained sales personnel, to educate prospective customers regarding the use and benefits of eGain's services. With eGain's relatively brief operating history and its continued growth, eGain has considerable need to recruit, train, and retain qualified sales staff. Any delays or difficulties eGain encounters in these staffing efforts could impair its ability to attract new customers and to enhance its relationships with existing customers. This in turn would adversely affect the timing and extent of eGain's revenue. Because many of eGain's current sales personnel have recently joined eGain and have limited experience working together, eGain's sales organization may not be able to compete successfully against bigger and more experienced organizations of its competitors.


EGAIN MUST RECRUIT AND RETAIN ITS KEY EMPLOYEES TO EXPAND ITS BUSINESS


      eGain's success will depend on the skills, experience and performance of eGain's senior management, engineering, sales, marketing and other key personnel, many of whom have worked together for only a short period of time. The loss of the services of any of eGain's senior management or other key personnel, including eGain's Chief Executive Officer and co-founder, Ashutosh Roy, and eGain's President and co-founder, Gunjan Sinha, could harm its business. eGain does not have employment agreements with, or life insurance policies on, most of its key employees. Most of these employees may terminate their employment with eGain at any time. eGain's success also will depend on its ability to recruit, retain and motivate other highly skilled engineering, sales, marketing and other personnel. Competition for these personnel is intense, especially in the San Francisco Bay Area, and eGain has had difficulty hiring employees in its desired timeframes. In particular, eGain may be unable to hire a sufficient number of qualified software engineers and information technology professionals. If eGain fails to retain and recruit necessary engineering, sales and marketing, customer support or other personnel, eGain's business and its ability to develop new products and services and to provide acceptable levels of customer service could suffer. In addition, companies in the software industry whose employees accept positions with competitors frequently claim that competitors have engaged in unfair hiring practices. eGain could incur substantial costs in defending itself against any of these claims, regardless of the merits of such claims.

EGAIN'S FAILURE TO EXPAND THIRD-PARTY DISTRIBUTION CHANNELS WOULD IMPEDE ITS REVENUE GROWTH

      To increase its revenue, eGain must increase the number of its marketing and distribution partners, including software and hardware vendors and resellers. eGain's existing or future marketing and distribution partners may choose to devote greater resources to marketing and supporting the products of competitors which could also harm eGain. eGain's failure to expand third-party distribution channels would impede its revenue growth.

      Similarly, to increase its revenue and implementation capabilities, eGain must develop and expand relationships with systems integrators. eGain relies on systems integrators to recommend eGain's products to their customers and to install and support eGain's products for their customers. Systems integrators may develop, market or recommend software applications that compete with eGain's products. Moreover, if these firms fail to implement eGain's products successfully for their customers, eGain may not have the resources to implement its products on the schedule required by its customers.

UNKNOWN SOFTWARE DEFECTS COULD DISRUPT EGAIN'S PRODUCTS AND SERVICES, WHICH COULD HARM EGAIN'S BUSINESS AND REPUTATION

      eGain's product and service offerings depend on complex software, both internally developed and licensed from third parties. Complex software often contains defects, particularly when first introduced or when new versions are released. eGain may not discover software defects that affect its new or current services or enhancements until after they are deployed. It is possible that, despite testing by eGain, defects may occur in the software. These defects could result in damage to eGain's reputation, lost sales, product liability claims, delays in or loss of market acceptance of eGain's products, product returns and unexpected expenses and diversion of resources to remedy errors.

EGAIN MAY FACE LIABILITY ASSOCIATED WITH ITS MANAGEMENT OF SENSITIVE CUSTOMER INFORMATION

      eGain's applications manage sensitive customer information, and eGain may be subject to claims associated with invasion of privacy or inappropriate disclosure, use or loss of this information. Any imposition of liability, particularly liability that is not covered by insurance or is in excess of insurance coverage, could harm eGain's reputation and its business and operating results.

IF EGAIN'S SYSTEM SECURITY IS BREACHED, EGAIN'S BUSINESS AND REPUTATION COULD SUFFER

      A fundamental requirement for online communications and transactions is the secure transmission of confidential information over public networks. Third parties may attempt to breach eGain's security or that of eGain's customers. eGain may be liable to its customers for any breach in its security and any breach could harm its business and reputation. Although eGain has implemented network security measures, eGain's servers are vulnerable to computer viruses, physical or electronic break-ins and similar disruptions, which could lead to interruptions, delays or loss of data. eGain may be required to expend significant capital and other resources to license encryption technology and additional technologies to protect against security breaches or to alleviate problems caused by any breach.


DUE TO LENGTHY SALES CYCLES AND THE COMPLEXITY OF EGAIN'S SALES CONTRACTS, IT MAY BE DIFFICULT TO PREDICT OPERATING RESULTS AND EGAIN MAY MISS ITS REVENUE EXPECTATIONS

      eGain's sales cycle for its ecommerce customer communications applications can be six months or more, and varies substantially from customer to customer. While eGain's potential customers are evaluating eGain's products before executing definitive agreements, eGain may incur substantial expenses and spend significant management effort in connection with the potential customer. In addition, eGain's multi-product offering and the increasingly complex needs of its customers may make it more difficult for eGain to forecast when eGain may recognize the corresponding revenue. Consequently, eGain may not meet its revenue forecast and may incur significant expenses that are not offset by corresponding revenue.

IF EGAIN DOES NOT SUCCESSFULLY ADDRESS THE RISKS INHERENT IN THE EXPANSION OF ITS INTERNATIONAL OPERATIONS, ITS BUSINESS COULD SUFFER


      eGain intends to continue to expand into international markets and to spend significant financial and managerial resources to do so. For example, eGain has established subsidiaries in Europe, Asia Pacific and Japan. In addition, eGain is expecting the pending acquisition of Nitmon Software Pvt. Ltd., an ecommerce software development company in India, to close in the quarter ended March 31, 2001. If eGain's revenue from international operations does not exceed the expense associated with establishing and maintaining these operations, eGain's business and operating results will suffer. eGain has limited experience in international operations and may not be able to compete effectively in international markets. eGain faces various risks inherent in conducting business internationally, such as the following:


     o    unexpected changes in international regulatory requirements;

     o difficulties and costs of staffing and managing international operations;

     o    differing technology standards;

     o difficulties in collecting accounts receivable and longer collection periods;

     o    political and economic instability;

     o    fluctuations in currency exchange rates;

     o    imposition of currency exchange controls;

     o    potentially adverse tax consequences;

     o reduced protection for intellectual property rights in foreign countries; and

     o    general business conditions.

EGAIN'S RECENT GROWTH HAS PLACED A STRAIN ON ITS RESOURCES AND IF EGAIN FAILS TO MANAGE ITS FUTURE GROWTH, ITS BUSINESS COULD SUFFER


      eGain has expanded its operations rapidly. The completed acquisitions of Inference and Big Science are two examples of this expansion. This rapid expansion has placed, and is expected to continue to place, a significant strain on eGain's managerial, operational and financial resources. To manage further growth, eGain will need to improve or replace its existing operational, customer support and financial systems, procedures and controls. Any failure by eGain to properly manage these system and procedural transitions could impair its ability to attract and service customers, and could cause it to incur higher operating costs and delays in the execution of its business plan. eGain's management may not be able to hire, train, retain, motivate and manage required personnel. In addition, eGain's management may not be able to successfully identify, manage and exploit existing and potential market opportunities.


EGAIN MAY NOT BE ABLE TO UPGRADE ITS SYSTEMS AND THE EGAIN HOSTED NETWORK TO ACCOMMODATE GROWTH IN ECOMMERCE

      eGain faces risks related to the ability of the eGain Hosted Network to operate with higher activity levels while maintaining expected performance. As the volume and complexity of ecommerce customer communications increase, eGain will need to expand its systems and hosted network infrastructure. The expansion and adaptation of eGain's network infrastructure will require substantial financial, operational and management resources. Customer demand for eGain's products and services could be greatly reduced if eGain fails to maintain high capacity data transmission. In addition, as eGain upgrades its network, eGain is likely to encounter equipment or software incompatibility. eGain may not be able to expand or adapt the eGain Hosted Network to meet additional demand or eGain's customers' changing requirements in a timely manner or at all.

UNPLANNED SYSTEM INTERRUPTIONS AND CAPACITY CONSTRAINTS COULD REDUCE EGAIN'S ABILITY TO PROVIDE HOSTING SERVICES AND COULD HARM ITS BUSINESS AND REPUTATION

      eGain's customers have in the past experienced some interruptions with the eGain Hosted Network. eGain believes that these interruptions will continue to occur from time to time. These interruptions could be due to hardware and operating system failures. eGain expects a substantial portion of its revenue to be derived from customers who use the eGain Hosted Network. As a result, eGain's business will suffer if it experiences frequent or long system interruptions that result in the unavailability or reduced performance of the eGain Hosted Network or reduce eGain's ability to provide remote management services. eGain expects to experience occasional temporary capacity constraints due to sharply increased traffic, which may cause unanticipated system disruptions, slower response times, impaired quality and degradation in levels of customer service. If this were to continue to happen, eGain's business and reputation could be seriously harmed.

      eGain's success largely depends on the efficient and uninterrupted operation of its computer and communications hardware and network systems. Most of eGain's computer and communications systems are located in Sunnyvale, California. eGain's systems and operations are vulnerable to damage or interruption from fire, earthquake, power loss, telecommunications failure and similar events.

      eGain has entered into service agreements with some of its customers that require minimum performance standards, including standards regarding the availability and response time of eGain's remote management services. If eGain fails to meet these standards, eGain's customers could terminate their relationships with eGain, and eGain could be subject to contractual monetary penalties. Any unplanned interruption of services may harm eGain's ability to attract and retain customers.

EGAIN RELIES ON RELATIONSHIPS WITH, AND THE SYSTEM INTEGRITY OF, HOSTING PARTNERS FOR THE EGAIN HOSTED NETWORK


      The eGain Hosted Network consists of virtual data centers co-located in the physical data centers of eGain's hosting partners including AboveNet Communications, a subsidiary of Metromedia Fiber Network, Inc. and Exodus Communications. Accordingly, eGain relies on the speed and reliability of the systems and networks of these hosting partners. If eGain's hosting partners experience system interruptions or delays, or if eGain does not maintain or develop relationships with reliable hosting partners, eGain's business could suffer.


PROBLEMS ARISING FROM USE OF EGAIN'S PRODUCTS WITH OTHER VENDORS' PRODUCTS COULD CAUSE EGAIN TO INCUR SIGNIFICANT COSTS, DIVERT ATTENTION FROM EGAIN'S PRODUCT DEVELOPMENT EFFORTS AND CAUSE CUSTOMER RELATIONS PROBLEMS

      eGain's customers generally use eGain products together with products from other companies. As a result, when problems occur in the network, it may be difficult to identify the source of the problem. Even when these problems are not caused by eGain's products, they may cause it to incur significant warranty and repair costs, divert the attention of eGain's engineering personnel from product development efforts and cause significant customer relations problems.

EGAIN MAY BE UNABLE TO PROTECT ITS INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS

      eGain regards its patents, copyrights, service marks, trademarks, trade secrets and similar intellectual property as critical to its success, and relies on trademark and copyright law, trade secret protection and confidentiality and/or license agreements with eGain employees, customers and partners to protect its proprietary rights. eGain has numerous registered trademarks and trademark applications pending in the United States and internationally, as well as common law trademark rights. In addition, eGain owns several patents in the area of case-based reasoning, and has patents pending relating to various technologies. eGain will seek additional trademark and patent protection in the future. eGain does not know if its trademark and patent applications will be granted, or whether they will provide the protection eGain desires, or whether they will subsequently be challenged or invalidated. It is difficult to monitor unauthorized use of technology, particularly in foreign countries, where the laws may not protect eGain's proprietary rights as fully as in the United States. Furthermore, eGain's competitors may independently develop technology similar to eGain's technology.

      Despite eGain's efforts to protect its proprietary rights through confidentiality and license agreements, unauthorized parties may attempt to copy or otherwise obtain and use eGain's products or technology. These precautions may not prevent misappropriation or infringement of eGain's intellectual property. In addition, eGain routinely requires its employees, customers, and potential business partners to enter into confidentiality and nondisclosure agreements before eGain will disclose any sensitive aspects of its products, technology, or business plans. In addition, eGain requires employees to agree to surrender to eGain any proprietary information, inventions or other intellectual property they generate or come to possess while employed by eGain. Despite eGain's efforts to protect its proprietary rights through confidentiality and license agreements, unauthorized parties may attempt to copy or otherwise obtain and use its products or technology. These precautions may not prevent misappropriation or infringement of its intellectual property. In addition, some of eGain's license agreements with certain customers and partners require eGain to place the source code for its products into escrow. These agreements typically provide that some party will have a limited, non-exclusive right to access and use this code as authorized by the license agreement if there is a bankruptcy proceeding instituted by or against eGain, or if eGain materially breaches a contractual commitment to provide support and maintenance to the party.

EGAIN MAY FACE INTELLECTUAL PROPERTY INFRINGEMENT CLAIMS THAT COULD BE COSTLY TO DEFEND

      Third parties may infringe or misappropriate eGain's copyrights, trademarks and similar proprietary rights. In addition, other parties may assert infringement claims against eGain. Although eGain has received no notice of any alleged infringement, eGain's products may infringe issued patents that may relate to its products. In addition, because the contents of patent applications in the United States are not publicly disclosed until the patent is issued, applications may have been filed which relate to eGain's software products. eGain may be subject to legal proceedings and claims from time to time in the ordinary course of its business, including claims of alleged infringement of the trademarks and other intellectual property rights of third parties. Intellectual property litigation is expensive and time-consuming and could divert management's attention away from running eGain's business. This litigation could also require eGain to develop non-infringing technology or enter into royalty or license agreements. These royalty or license agreements, if required, may not be available on acceptable terms, if at all, in the event of a successful claim of infringement. eGain's failure or inability to develop non-infringing technology or license the proprietary rights on a timely basis would harm its business.

EGAIN MAY NEED TO LICENSE THIRD-PARTY TECHNOLOGIES AND MAY BE UNABLE TO DO SO

      To the extent eGain needs to license third-party technologies, it may be unable to do so on commercially reasonable terms or at all. In addition, eGain may fail to successfully integrate any licensed technology into its products or services. Third-party licenses may expose eGain to increased risks, including risks associated with the integration of new technology, the diversion of resources from the development of eGain's own proprietary technology, and eGain's inability to generate revenue from new technology sufficient to offset associated acquisition and maintenance costs. eGain's inability to obtain any of these licenses could delay product and service development until equivalent technology can be identified, licensed and integrated. This in turn would harm eGain's business and operating results.


THE CONVERSION OF THE SERIES A PREFERRED SHARES AND THE EXERCISE OF THE RELATED WARRANTS COULD RESULT IN SUBSTANTIAL NUMBERS OF ADDITIONAL SHARES BEING ISSUED IF THE MARKET PRICE OF EGAIN COMMON STOCK DECLINES.

      On August 8, 2000, eGain issued 35.11 shares of 6.75% series A cumulative convertible preferred stock and 849.89 shares of 6.75% series B cumulative convertible preferred stock, and warrants to purchase approximately 3.8 million shares of eGain common stock with a current exercise price of $9.2517 per share. The series B preferred shares automatically converted into series A preferred shares on a one-for-one basis on November 20, 2000 upon receiving stockholder approval for the conversion at the annual stockholders meeting held that day. The series A preferred shares have a liquidation preference which accretes and cumulates on a daily basis at an annual rate of 6.75% and is compounded on a semi-annual basis. The series A preferred shares are convertible into common stock (including all amounts accreted from August 8, 2000) at a conversion price of $9.2517 per share. By way of illustration, at the current conversion price of $9.2517 per share, as of January 31, 2001 the series A preferred shares would be convertible into 9,878,628 shares of common stock.

      The conversion price will be adjusted to a price equal to 122% of the average market price of eGain common stock for the 20 trading days preceding August 8, 2001 in the event that such adjusted price would be less than

$9.2517. However, the Certificate of Designation for the series A preferred shares provides that the conversion price will not be adjusted to less than $5.6875 per share. A decrease in the price of eGain common stock in August 2001 will increase the number of shares of common stock issuable upon conversion of the preferred stock.

      To the extent that the series A preferred shares are converted into common stock (including all amounts accreted from August 8, 2000), a significant number of shares of common stock may be sold into the market and such sales could decrease the price of our common stock and encourage short sales by selling securityholders (subject to the price floor described in the preceding paragraph) or others. Any such short sales could place further downward pressure on the price of eGain common stock, requiring the issuance of a greater number of shares of eGain common stock upon future conversions of the preferred shares.




EGAIN'S STOCK PRICE MAY BE VOLATILE

      The price at which eGain common stock will trade has been and will likely continue to be highly volatile and fluctuate substantially due to factors such as the following:

     o    actual or anticipated fluctuations in eGain's operating results;

     o    changes in or failure to meet securities analysts' expectations;

     o    announcements of technological innovations;

     o    introduction of new services by eGain or its competitors;

     o    developments with respect to intellectual property rights;

     o    conditions and trends in the Internet and other technology industries;
          and

     o    general market conditions.

EGAIN MAY BECOME INVOLVED IN SECURITIES CLASS ACTION LITIGATION WHICH COULD DIVERT MANAGEMENT'S ATTENTION AND HARM ITS BUSINESS

      The stock market has from time to time experienced significant price and volume fluctuations that have affected the market prices for the common stocks of technology companies, particularly Internet companies. These broad market fluctuations may cause the market price of eGain common stock to decline. In the past, following periods of volatility in the market price of a particular company's securities, securities class action litigation has often been brought against that company. eGain may become involved in this type of litigation in the future. Litigation is often expensive and diverts management's attention and resources, which could harm eGain business and operating results.

EGAIN MAY NEED ADDITIONAL CAPITAL, AND RAISING ADDITIONAL CAPITAL MAY DILUTE EXISTING STOCKHOLDERS


      eGain believes that its existing capital resources will enable it to maintain its current and planned operations at least through December 31, 2001. However, eGain may choose to, or be required to, raise additional funds due to unforeseen circumstances. If eGain's capital requirements vary materially from those currently planned, it may require additional financing sooner than anticipated. This financing may not be available in sufficient amounts or on terms acceptable to eGain and may be dilutive to existing stockholders.


      eGain believes competition will increase as its current competitors increase the sophistication of their offerings and as new participants enter the market. Many of eGain's current and potential competitors have:

     o    longer operating histories;

     o    larger customer bases;

     o    greater brand recognition;

     o    more diversified lines of products and services; and

     o    significantly greater financial, marketing and other resources.

      These competitors may enter into strategic or commercial relationships with larger, more established and better-financed companies. These competitors may be able to:

     o    undertake more extensive marketing campaigns;

     o    adopt more aggressive pricing policies; and

     o make more attractive offers to businesses to induce them to use their products or services.

      Further, any delays in the general market acceptance of eGain's ecommerce customer communications applications would likely harm its competitive position. Any delay would allow eGain's competitors additional time to improve their service or product offerings, and also provide time for new competitors to develop ecommerce customer communications applications and solicit prospective customers within eGain's target markets. Increased competition could result in pricing pressures, reduced operating margins and loss of market share.


EGAIN DEPENDS ON BROAD MARKET ACCEPTANCE OF WEB-BASED ECOMMERCE CUSTOMER COMMUNICATIONS APPLICATIONS

      eGain depends on the widespread acceptance and use of Web-based customer communications applications as an effective solution for businesses seeking to manage high volumes of customer communication over the Internet. eGain cannot estimate the size or growth rate of the potential market for its product and service offerings, and does not know whether its products and services will achieve broad market acceptance. The market for Web-based ecommerce customer communications is new and rapidly evolving, and concerns over the security and reliability of online transactions, the privacy of users and quality of service or other issues may inhibit the growth of the Internet and commercial online services. If the market for ecommerce customer communications applications fails to grow or grows more slowly than eGain currently anticipates, its business will be seriously harmed.

EGAIN MAY BE UNABLE TO DEVELOP OR ENHANCE PRODUCTS OR SERVICES THAT ADDRESS THE CHANGING NEEDS OF THE ECOMMERCE CUSTOMER COMMUNICATIONS MARKET

      To be competitive in the ecommerce customer communications market, eGain must continually improve the performance, features and reliability of eGain products and services, including eGain's existing ecommerce customer communications applications, and develop new products, services, functionality and technology that address changing industry standards and customer needs. If eGain cannot bring new or enhanced products to market in a timely and effective way, its business and operating results will suffer. More generally, if eGain cannot adapt or respond in a cost-effective and timely manner to changing industry standards, market conditions or customer requirements, eGain's business and operating results will suffer.

EGAIN WILL ONLY BE ABLE TO EXECUTE ITS BUSINESS PLAN IF INTERNET USAGE CONTINUES TO GROW

      eGain's business will be seriously harmed if Internet usage does not continue to grow or grows at significantly lower rates compared to current trends. The continued growth of the Internet depends on various factors, most of which are outside eGain's control. These factors include the following:

     o the Internet infrastructure may be unable to support the demands placed on it;

     o the performance and reliability of the Internet may decline as usage grows;

     o security and authentication concerns with respect to transmission over the Internet of confidential information, such as credit card numbers, and attempts by unauthorized computer users, so-called hackers, to penetrate online security systems; and

     o privacy concerns, including those related to the ability of Web sites to gather user information without the user's knowledge or consent.

BECAUSE EGAIN PROVIDES ITS CUSTOMER COMMUNICATIONS APPLICATIONS TO COMPANIES CONDUCTING BUSINESS OVER THE INTERNET, EGAIN'S BUSINESS COULD SUFFER IF EFFICIENT TRANSMISSION OF DATA OVER THE INTERNET IS INTERRUPTED

      The recent growth in the use of the Internet has caused frequent interruptions and delays in accessing the Internet and transmitting data over the Internet. Because eGain provides Internet-based ecommerce customer communications applications, interruptions or delays in Internet transmissions will harm eGain customers' ability to receive and respond to email messages. Therefore, eGain's market depends on improvements being made to the entire Internet infrastructure to alleviate overloading and congestion.

GOVERNMENTAL REGULATION AND LEGAL UNCERTAINTIES COULD IMPAIR THE GROWTH OF THE INTERNET AND DECREASE DEMAND FOR EGAIN'S SERVICES OR INCREASE EGAIN'S COST OF DOING BUSINESS

      Governmental regulation may impair the growth of the Internet or commercial online services. This could decrease the demand for eGain's products and services, increase its cost of doing business or otherwise harm its business and operating results. Although there are currently few laws and regulations directly applicable to the Internet and the use of the Internet as a commercial medium, a number of laws have been proposed involving the Internet. These proposed laws include laws addressing user privacy, pricing, content, copyrights, distribution, antitrust, and characteristics and quality of products and services. Further, the growth and development of the market for commercial online transactions may prompt calls for more stringent consumer protection laws that may impose additional burdens on those companies engaged in ecommerce. Moreover, the applicability to the Internet of existing laws in various jurisdictions governing issues such as property ownership, sales and other taxes, libel and personal privacy is uncertain and may take years to resolve.

EGAIN MAY BE LIABLE FOR ACTIVITIES OF ITS CUSTOMERS OR OTHERS USING THE EGAIN HOSTED NETWORK

      As a provider of ecommerce customer communications applications, eGain faces potential liability for defamation, negligence, copyright, patent or trademark infringement and other claims based on the actions of eGain customers or others using the eGain Hosted Network. This liability could result from the nature and content of the communications transmitted by eGain customers through the eGain Hosted Network. eGain does not and cannot screen all of the communications generated by its customers, and eGain could be exposed to liability with respect to this content. Furthermore, some foreign governments have enforced laws and regulations related to content distributed over the Internet that are more strict than those currently in place in the United States.

EGAIN HAS NOT PAID AND DOES NOT PRESENTLY INTEND TO PAY CASH DIVIDENDS ON EGAIN COMMON STOCK

      eGain has never declared or paid a cash dividend on eGain common stock. eGain currently anticipates that eGain will retain all available funds for use in the operation of eGain's business, including possible acquisitions, and eGain does not intend to pay any cash dividends in the foreseeable future. The payment of any future dividends will be at the discretion of the board of directors and will depend upon, among other factors:


     o    future earnings and cash flow;

     o    operations;

     o    capital requirements;

     o    acquisitions and strategic investment opportunities;

     o    our general financial condition; and

     o    general business conditions.

Further, eGain's ability to pay cash dividends is currently restricted by the terms of eGain's bank line credit agreement. The terms of future credit facilities or other agreements may also contain similar restrictions. In addition, the Certificate of Designation for the series A preferred shares prohibits the payment of dividends on eGain common stock unless and until dividends are paid on the series A preferred shares in accordance with its terms.

EGAIN'S CERTIFICATE OF INCORPORATION AND BYLAWS CONTAIN PROVISIONS WHICH COULD DELAY OR PREVENT A CHANGE IN CONTROL EVEN IF THE CHANGE IN CONTROL WOULD BE BENEFICIAL TO EGAIN'S STOCKHOLDERS

      eGain's certificate of incorporation and bylaws contain provisions that could delay or prevent a change in control of eGain. These provisions could limit the price that investors might be willing to pay in the future for shares of our common stock. Some of these provisions:


     o authorize the issuance of preferred stock that can be created and issued by the board of directors without prior stockholder approval, commonly referred to as "blank check" preferred stock, with rights senior to those of common stock; and

     o    prohibit stockholder action by written consent.

                                 USE OF PROCEEDS


      eGain will not receive any proceeds from the sale of the shares by the selling stockholders. All proceeds from the sale of the shares will be for the account of the selling stockholders.


                            INCOME TAX CONSIDERATIONS

      Each prospective purchaser should consult his or her own tax advisor with respect to the income tax issues and consequences of holding and disposing of eGain common stock.

                              SELLING STOCKHOLDERS


      The 22,373,370 shares of common stock being offered by the selling stockholders include:

     o 15,560,439 shares of common stock issuable upon conversion of the 6.75% series A cumulative convertible preferred stock, assuming the conversion price in effect on January 31, 2001 of $9.2517 per share is reset to the lowest possible conversion price of $5.6875 per share on August 8, 2001;

     o 2,885,006 shares of common stock issuable upon conversion of the amount by which the 6.75% series A cumulative convertible preferred stock accrues from August 8, 2000 through February 28, 2003, assuming the lowest possible conversion price of $5.6875 per share; and

     o 3,927,925 shares of common stock issuable upon the exercise of the warrants.

      The following table sets forth certain information regarding the beneficial ownership of eGain common stock by each of the selling stockholders and the shares offered by this prospectus by those persons.

                                            SHARES BENEFICIALLY OWNED                     SHARES BENEFICIALLY OWNED
                                               PRIOR TO OFFERING(1)       NUMBER OF           AFTER OFFERING(1)
                                            -------------------------    SHARES BEING    ---------------------------
                                             NUMBER(2)     PERCENT(3)     OFFERED(4)        NUMBER      PERCENT(2)
                                            -----------   ------------   -------------   -----------   -------------

Oak Hill Capital Partners, L.P. (5).....     4,907,069        13.55%       7,974,425             --          --
Oak Hill Venture Fund I, L.P. (6).......       929,149         2.57%       1,509,950             --          --
FW Investors V, L.P. (7)................     1,626,012         4.49%       2,642,414             --          --
Oak Hill Capital Management Partners,
   L.P.(8)..............................       125,823            *          204,473             --          --
Granite Private Equity III, LLC (9).....     1,316,295         3.63%       2,139,096             --          --
Deutsche Bank AG........................     1,172,437         3.24%       1,887,438         11,000            *
Halifax Fund L.P. (10)..................       774,292         2.14%       1,258,292             --          --
Societe Generale, Paris.................       154,858            *          251,658             --          --
Elliott Associates, L.P. (11)...........       775,142         2.14%       1,258,292            850            *
Elliott International, L.P.(12).........       775,142         2.14%       1,258,292            850            *
David and Silke Henkel-Wallace Family
   Trust dated November 8, 1999 (13)....       387,145         1.07%         629,145             --          --
Gunjan Sinha (14).......................     5,396,243        14.90%       1,258,292      4,621,951          12.69%
Robertson Stephens, Inc.................       101,603            *          101,603             --          --



-------------

*     Less than 1%.


(1) Information with respect to beneficial ownership is based upon information obtained from the selling stockholders and from our transfer agent. Unless otherwise indicated, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws, where applicable. Shares of our common stock receivable upon conversion of 6.75% series A cumulative convertible preferred stock or upon exercise of warrants that are currently exercisable or exercisable within 60 days of January 31, 2001 are deemed to be outstanding and to be beneficially owned by the person, presently entitled to exercise the right of conversion or exercise for the purpose of computing the percentage ownership of such person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(2) This column lists, for each selling stockholder, the number of shares of common stock, based on its ownership of series A preferred shares and the related warrants, that would have been issuable to the selling stockholders as of January 31, 2001, assuming conversion of all of the outstanding series A preferred shares, including the accrued liquidation preference, at the conversion price of $9.2517 in effect on January 31, 2001 and assuming the exercise of the related warrants.

(3) Based on 36,216,659 shares of our common stock outstanding as of December 31, 2000.

(4) This column lists, for each selling stockholder, the number of shares of common stock, based on its ownership of series A preferred shares and the related warrants, being offered by this prospectus. We determined the number of shares of common stock to be offered for resale by this prospectus by agreement with the selling stockholders in order to adequately cover the maximum increase in the number of shares required over the next two years and assumes the one time reset of the conversion price occurs on August 8, 2001. Our calculation of the number of shares of common stock underlying the series A preferred shares and the accrued liquidation preference to be offered for resale assumes a conversion price of $5.6875, which is the lowest possible conversion price for the series A preferred shares into common stock upon the one time reset of the conversion price on August 8, 2001, and assumes all of the series A preferred shares, together with the accrued liquidation preference for such two year period, have converted. Because the conversion of the series A shares into common stock is based upon a formula that depends upon the market price of our common stock, the number of shares that will actually be issued upon conversion may be less than the 22,373,370 shares being offered by this prospectus. The 22,373,370 shares reflect the highest number of shares of common stock that can be sold under this prospectus over the next two years through February 28, 2003. The last column of this chart assumes the sale of all of the shares offered by each selling stockholder.

(5) OHCP MGP, LLC, a Delaware limited liability company, is the general partner of OHCP GenPar, L.P., a Delaware limited partnership, which is the general partner of Oak Hill Capital Partners, L.P., a Delaware limited partnership, and consequently has voting control and investment discretion over securities held by Oak Hill Capital Partners, L.P. OHCP MGP, LLC disclaims beneficial ownership of the shares held by Oak Hill Capital Partners, L.P. Mark Wolfson, a director of eGain, is a vice president of Oak Hill Capital Management, Inc., a Delaware corporation, which provides management and consulting services to Oak Hill Capital Partners, L.P.

(6) OHVF MGP I, L.L.C., a Delaware limited liability company, is the general partner of OHVF Genpar I, L.P., a Delaware limited partnership, which is the general partner of Oak Hill Venture Fund I, L.P., a Delaware limited partnership, and consequently has voting control and investment discretion over securities held by Oak Hill Venture Fund I, L.P. OHVF MGP I, L.L.C. disclaims beneficial ownership of the shares held by Oak Hill Venture Fund I, L.P. David G. Brown, a director of eGain, is a managing principal of Oak Hill Venture Partners, L.P., a Delaware limited partnership which advises Oak Hill Venture Fund I, L.P.

(7) FW Management II, L.L.C. , a Delaware limited liability company is the general partner of FW Investors V, L.P., a Delaware limited partnership and consequently has voting control and investment discretion over securities held by FW Investors V, L.P. FW Management II, L.L.C. disclaims beneficial ownership of the shares held by FW Investors V, L.P. J. Taylor Crandall is the sole member of FW Management II, L.L.C.

(8) OHCP MGP, LLC, a Delaware limited liability company, is the general partner of OHCP GenPar, L.P., a Delaware limited partnership, which is the general partner of Oak Hill Capital Management Partners, L.P., a Delaware limited partnership and consequently has voting control and investment discretion over securities held by Oak Hill Capital Management Partners, L.P. OHCP MGP, LLC disclaims beneficial ownership of the shares held by Oak Hill Capital Management Partners, L.P. Mark Wolfson, a director of eGain, is a vice president of Oak Hill Capital Management, Inc., a Delaware corporation, which provides management and consulting services to Oak Hill Capital Management Partners, L.P.

(9) Alan Gerry is the managing member of Gerry Holding Co. II, LLC, which is the managing member of Granite Private Equity III, LLC and consequently has voting control and investment discretion over securities held by Granite Private Equity III, LLC.

(10) Yarmouth Investments Ltd, a Cayman Islands exempted company, is the general partner of Halifax Fund L.P., a Cayman Islands limited partnership. Jeffrey Devers is the managing member of Yarmouth Investments Ltd.. Palladin Group, L.P., a Texas limited partnership provides investment advice to Halifax Fund, L.P. and Mr. Devers is the managing director of Palladin Group, L.P., and consequently they may share voting control and investment discretion over securities held by Halifax Fund L.P.

(11) Paul E. Singer is the general partner of Elliott Associates, L.P. and consequently has voting control and investment discretion over securities held by Elliott Associates, L.P.

(12) Elliott International Capital Advisors, Inc, is attorney-in-fact for Elliott International, L.P. (formerly known as Westgate International, L.P.) and consequently has voting control and investment discretion over securities held by Elliott International, L.P. Paul E. Singer is the President of Elliott International Capital Advisors, Inc.

(13) David Henkel-Wallace and Silke Henkel-Wallace are the sole trustees and beneficiaries of the David and Silke Henkel-Wallace Family Trust dated November 8, 1999.

(14) Mr. Sinha is President and a director of eGain.

      Because a selling stockholder may offer by this prospectus all or some part of the common stock which he or she holds, no estimate can be given as of the date hereof as to the amount of common stock actually to be offered for sale by a selling stockholder or as to the amount of common stock that will be held by a selling stockholder upon the termination of such offering. However, the last column of this chart assumes the sale of all of the shares offered by each selling stockholder.

                              PLAN OF DISTRIBUTION

      The shares covered by this prospectus may be offered and sold from time to time by the selling stockholders. As used in this prospectus, the term "selling stockholders" includes donees, pledgees, transferees or other successors-in-interest selling shares received from a named selling stockholder as a gift, partnership distribution, or other non-sale-related transfer after the date of this prospectus. The selling stockholders will act independently of eGain in making decisions with respect to the timing, manner and size of each sale. Sales of the shares may be effected by or for the account of the selling stockholders in transactions on the Nasdaq National Market, the over-the-counter market, or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices, or in negotiated transactions. The shares may be sold by means of one or more of the following methods:

     o a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

     o purchases by a broker-dealer as principal and resale by that broker-dealer for its account pursuant to this prospectus;

     o ordinary brokerage transactions in which the broker solicits purchasers;

     o in connection with short sales, in which the shares are redelivered to close out short positions;

     o in connection with the loan or pledge of shares covered by this prospectus to a broker-dealer, and the sale of the shares so loaned or the sale of the shares so pledged upon a default;

     o in connection with the writing of non-traded and exchange-traded call options, in hedge transactions and in settlement of other transactions in standardized or over-the-counter options;

     o    privately negotiated transactions; or

     o    in a combination of any of the above methods.

      In effecting sales, broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in resales. Broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or from the purchasers of the shares or from both. This compensation may exceed customary commissions.

      The selling stockholders and any broker-dealers, agents or underwriters that participate with the selling stockholders in the distribution of the shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933. Any commissions paid or any discounts or concessions allowed to any of those persons, and any profits received on the resale of the shares purchased by them, may be deemed to be underwriting commissions or discounts under the Securities Act of 1933.

      eGain has agreed to bear all expenses of registration of the shares (other than fees and expenses, if any, of counsel or other advisors to the selling stockholders). Any commissions, discounts, concessions or other fees, if any, payable to broker-dealers in connection with any sale of the shares will be borne by the selling stockholders selling those shares.

                                  LEGAL MATTERS


      Selected legal matters with respect to the legality of the common stock offered by this prospectus are being passed upon for eGain by Pillsbury Winthrop LLP, Palo Alto, California.



                                     EXPERTS


      Ernst & Young LLP, independent auditors, have audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended June 30, 2000, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.



                       WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and special reports, proxy statements, and other information with the Securities and Exchange Commission. You may read and copy any materials we file with the Commission at the Commission's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for more information on its public reference rooms. The Commission also maintains an Internet website at WWW.SEC.GOV that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission.


      We have filed with the Commission a registration statement on Form S-3 under the Securities Act of 1933. The registration statement relates to the common stock offered by the selling stockholders. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. Please refer to the registration statement and its exhibits and schedules for further information with respect to eGain and the common stock. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, we refer you to the copy of that contract or document filed as an exhibit to the registration statement. You may read and obtain a copy of the registration statement and its exhibits and schedules from the Commission, as described in the preceding paragraph.



                       DOCUMENTS INCORPORATED BY REFERENCE

      The Commission allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and later information that we file with the Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act or 1934 until this offering is completed. The documents we incorporate by reference are:

     o Our Annual Report on Form 10-K, as amended, for the fiscal year ended June 30, 2000;


     o    Our Quarterly Report on Form 10-Q for the quarter ended September 30,
          2000;

     o    Our Quarterly Report on Form 10-Q for the quarter ended December 31,
          2000;

     o    Our Current Report on Form 8-K filed with the Commission on August 9,
          2000;

     o Our Current Report on Form 8-K filed with the Commission on August 15, 2000; and

     o The description of our capital stock contained in our registration statement on Form S-4 (Registration Statement No. 333-34848), originally filed with the Commission on April 14, 2000, including any amendments and reports filed for the purpose of updating such description.

      You may request a copy of these filings, at no cost, by writing or telephoning us at the following address and number:

                    eGain Communications Corporation
                    455 W. Maude Avenue
                    Sunnyvale, California 94086


                    Attn: Chief Financial Officer
                    Telephone: (408) 212-3400

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

      The following table sets forth all expenses payable by eGain in connection with the sale and distribution of the securities being registered hereby. The selling stockholders will not share in the payment of any portion of these expenses. The table omits any applicable selling commissions or discounts, which are payable solely by the selling stockholders. All the amounts shown are estimates, except for the SEC registration fee.


          SEC registration fee....................     $    23,766.00
          Printing expenses.......................           1,000.00
          Legal fees and expenses.................          35,000.00
          Accounting fees and expenses............          50,000.00
          Transfer agent and registrar fees.......           1,000.00
          Miscellaneous...........................           1,000.00
                                                       --------------
                       Total......................     $   111,766.00
                                                       ==============


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

      Section 145 of the Delaware General Corporation Law provides for the indemnification of officers, directors and other corporate agents in terms sufficiently broad to indemnify such persons under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Act"). Article VI of eGain's Amended and Restated Certificate of Incorporation and Article XII of eGain's Amended and Restated Bylaws provide for indemnification of eGain's directors, officers, employees and other agents to the extent and under the circumstances permitted by the Delaware General Corporation Law. eGain has also entered into agreements with its directors and officers that will require eGain, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers to the fullest extent not prohibited by law.

ITEM 16.  EXHIBITS

      Exhibit
      Number       Description of Document
      ------       -----------------------


      3(i)(a) Amended and Restated Certificate of Incorporation of eGain Communications Corporation, filed as Exhibit 3(i)(a) to eGain's Quarterly Report on Form 10-Q for the quarter ended December 31, 2000, filed with the Commission on February 14, 2001, and incorporated by reference herein.

      3(i)(b) Certificate of Designation, Preferences and Rights of the eGain's 6.75% Series A Cumulative Convertible Preferred Stock, filed as Exhibit 3(i)(a) to eGain's Current Report on Form 8-K filed August 15, 2000, and incorporated by reference herein.

      3(ii) Amended and Restated Bylaws of eGain Communications Corporation, filed as Exhibit 3.4 to eGain's Registration Statement on Form S-1, No. 333-83439, originally filed with the Commission on July 22, 1999, as subsequently amended, and incorporated by reference herein.

      4.1 Form of Common Stock Purchase Warrant, filed as Exhibit 4.1 to eGain's Current Report on Form 8-K filed August 15, 2000, and incorporated by reference herein.

      5.1          Opinion of Pillsbury Winthrop LLP.

     23.1          Consent of Pillsbury Winthrop LLP (included in Exhibit 5.1).


     23.2          Consent of Ernst & Young LLP, independent auditors.


     24            Powers of Attorney.*

--------------------------
* Previously filed.


ITEM 17.  UNDERTAKINGS

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

      The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (a) To include any prospectus required by Section 10(a)(3) of the Securities Act;

               (b) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

               (c) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

         provided, however, that paragraphs (1)(a) and (1)(b) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that are incorporated by reference in this Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      The undersigned registrant hereby undertakes that for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunnyvale, State of California on February 13, 2001.


                                         eGAIN COMMUNICATIONS CORPORATION



                                         By    /S/ ASHUTOSH ROY
                                           -------------------------------------
                                                       Ashutosh Roy
                                                  Chief Executive Officer




      Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


                    SIGNATURE                                       TITLE                            DATE



     /S/ ASHUTOSH ROY                               Chief Executive Officer and Director      February 13, 2001
-----------------------------------------------         (Principal Executive Officer)
                   Ashutosh Roy


     /S/ GUNJAN SINHA*                                     President and Director             February 13, 2001
-----------------------------------------------
                   Gunjan Sinha


     /S/ HARPREET GREWAL*                                  Chief Financial Officer            February 13, 2001
-----------------------------------------------         (Principal Financial Officer)
                 Harpreet Grewal


     /S/ ERIC N. SMIT*                                   Vice President-Finance and           February 13, 2001
-----------------------------------------------     Administration (Principal Accounting
                   Eric N. Smit                                   Officer)



                                                                  Director                    February 13, 2001
-----------------------------------------------
                  David G. Brown


                                                                  Director                    February 13, 2001
-----------------------------------------------
             Phiroz P. Darukhanavala


     /S/ MARK A. WOLFSON*                                         Director                    February 13, 2001
-----------------------------------------------
                 Mark A. Wolfson


* By  ASHUTOSH ROY
-----------------------------------------------
      Attorney-in-fact



                                  EXHIBIT INDEX

       Exhibit
       Number       Description of Document
       ------       -----------------------


       3(i)(a) Amended and Restated Certificate of Incorporation of eGain Communications Corporation, filed as Exhibit 3(i)(a) to eGain's Quarterly Report on Form 10-Q for the quarter ended December 31, 2000 as filed with the Commission on February 14, 2001 and incorporated by reference herein.

       3(i)(b) Certificate of Designation, Preferences and Rights of the eGain's 6.75% Series A Cumulative Convertible Preferred Stock, filed as Exhibit 3(i)(a) to eGain's Current Report on Form 8-K dated August 15, 2000, and incorporated by reference herein.

       3(ii) Amended and Restated Bylaws of eGain Communications Corporation, filed as Exhibit 3.4 to eGain's Registration Statement on Form S-1, No. 333-83439, originally filed with the Commission on July 22, 1999, as subsequently amended, and incorporated by reference herein.

       4.1 Form of Common Stock Purchase Warrant, filed as Exhibit 4.1 to eGain's Current Report on Form 8-K filed August 15, 2000, and incorporated by reference herein.

       5.1          Opinion of Pillsbury Winthrop LLP.

      23.1          Consent of Pillsbury Winthrop LLP (included in Exhibit 5.1).


      23.2          Consent of Ernst & Young LLP, independent auditors.


      24            Powers of Attorney.*

      ---------------------
      * Previously filed.